Exhibit 99.1

FOR IMMEDIATE RELEASE:

MOLSON COORS NAMES IAIN J. G. NAPIER TO BOARD OF DIRECTORS

Seasoned International Executive to Join Board of Growing Global Brewer

DENVER AND MONTREAL (July 18, 2008) – Molson Coors Brewing Company (NYSE: TAP; TSX) announced today that former brewing and leading consumer goods executive Iain J.G. Napier will join its Board of Directors effective immediately.

From 2002 to 2006, Napier served as Chief Executive Officer of Taylor Woodrow plc, an international housing and development company with $7 billion in sales.   Prior to this, he worked extensively in the beer industry.  From 2000-2001, he was Vice President, U.K. and Ireland for InBev S.A., following their acquisition of Bass Brewers.  From 1989-2000 he held various leadership positions with Bass, including as a main board director, Chief Executive Officer, Bass Brewers from 1996-2000.  Earlier in his career, Napier also held senior management positions at Ford Motor Company and Whitbread plc.

A resident and native of the United Kingdom, Napier is currently non-executive Chairman of Imperial Tobacco Group plc, non-executive chairman of McBride plc, and a non-executive director of Collins Stewart plc.

“Iain Napier will be a valuable addition to our Board,” notes Eric Molson, Chairman of Molson Coors Brewing Company. “He brings significant expertise specific to the brewing industry, along with extensive experience in consumer goods, finance, and executive leadership as well as a global perspective to our business as we enter a period of opportunity and growth for Molson Coors.”

About Molson Coors Brewing Company:

Molson Coors Brewing Company is one of the world’s largest brewers. It brews, markets and sells a portfolio of leading premium quality brands such as Coors Light, Molson Canadian, Molson Dry, Carling, Coors, and Keystone Light in North America, Europe and Asia. It operates in Canada, through Molson Canada; in the US, through the MillerCoors joint venture; in the U.K. and Ireland, through Coors Brewers Limited. For more information on Molson Coors Brewing Company, visit the company’s Web site, www.molsoncoors.com.

Media Contact:
Kabira Hatland	Paul de la Plante
(303) 277-2555	(514) 590-6349
kabira.hatland@coors.com	paul.delaplante@molsoncoors.com